Exhibit 99.2
7 Facts About the Recapitalization Plan
1.	Closer Alignment of Economic Interests and Voting Rights. Currently, the holders of Class B Common Stock control 100% of the voting power, yet they represent less than 30% of the economic interest in the Company. Under the recapitalization plan, all of the holders will have voting rights that are directly proportional to their economic interests.

			% of Class B	% of Total Equity
Entity	Class A	Class B	(Voting Power)	(A + B)
Herrick Foundation	0	769,426	15.2%	5.1%
Todd Herrick	0	21,906	0.4%	0.1%
Kent Herrick	0	0	0%	0%
TOTAL	0	791,332	15.6%	5.2%
2.	Increased Liquidity. One potential benefit of the recapitalization is the potential to generate increased trading volume in the stock. As a result of increases in liquidity, investors should find it easier to buy and sell Company shares. The Herrick Foundation, one of our largest shareholders, advised in a letter to the Board (which was filed with the SEC on March 10, 2008 as an exhibit to Todd W. Herrick’s amended Schedule 13D), that it wishes to liquidate its holdings in Tecumseh. We believe that with a more liquid trading market for the Common Shares, will facilitate the Herrick Foundation’s ability to dispose of its stock on favorable economic terms.
3.	Broader Investment Base. More than 90%[1] of U.S. publicly traded companies have a single voting class of common stock. Studies have shown higher institutional ownership in companies with a single class of common stock versus a dual class structure.[2] Many leading institutional investors such as AFL-CIO, California Public Employees’ Retirement System and Morgan Stanley to name a few, have implicit restrictions against investing in companies with dual-class structures. Studies have also shown that institutional investors tend to increase their ownership of a company following a unification process from a dual class structure to a single-class entity.[1] The broader investor universe for the Company’s shares post-recapitalization should help increase the attractiveness of the Company’s shares for institutional investors and therefore enhance liquidity within its common stock.
4.	Elimination of Confusion Among Investors. The recapitalization would result in a simplified single class with a one share/one vote capital structure, which we believe will eliminate confusion about our capital structure among investors.

[1]	Extreme Governance: An Analysis of Dual-Class Firms in the United States, Social Science Research Network (May, 2008)

[2]	Do Voting Rights Affect Institutional Investment Decisions? Evidence from Dual-Class Firms, Social Science Research Network (November, 2007)

5.	Creation of a More Attractive Financing Vehicle. We believe the change to a single, more liquid class of common stock and the elimination of the historical disparity in trading prices and voting rights of our two existing classes of common stock will make the Company a more attractive financing vehicle.
6.	Elimination of Class A Protection Provision as Impediment to Sale. The Class A Protection Provision in our articles of incorporation protects Class A shareholders because it generally requires a person who acquires more than 10% of the Class B Common Stock to make a tender offer for Class A Common Stock on specified terms. As a result of the recapitalization and proposed amendment to our articles of incorporation, the Class A Protection Provision will be eliminated, which will remove an impediment to current holders of Class B Common Stock acquiring, or disposing of, their common stock.
7.	Improved Corporate Governance and Increased Acceptance by Institutional Investors. We believe the recapitalization is consistent with corporate governance best practices and will result in our increased acceptance by institutional investors.

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